Exhibit 99.1

American Midstream Announces Agreement to Acquire Natural Gas
Gathering System in the Prolific Eagle Ford Shale for Approximately $100 Million

Partnership Provides Updated 2014 Guidance

DENVER, CO — January 22, 2014 — American Midstream Partners, LP (NYSE: AMID) today announced the execution of an agreement to purchase an approximate 120-mile natural gas gathering and redelivery system located in the oil window of the Eagle Ford shale. In December 2013, an affiliate of American Midstream’s general partner entered into a purchase and sale agreement with a subsidiary of Penn Virginia Corporation (NYSE: PVA) to acquire the gathering and redelivery system. American Midstream will effect the closing of the transaction by acquiring 100 percent of the equity of the affiliate of its general partner that previously entered into the purchase and sale agreement with Penn Virginia. Upon closing the acquisition with Penn Virginia, American Midstream will also enter into a long-term, fee-based gathering agreement, whereby Penn Virginia will dedicate for 25 years all current and future natural gas production from the areas served by the system. The system is located in Gonzales and Lavaca counties, Texas, in close proximity to the previously announced full-well-stream gathering system currently under development by an affiliate of American Midstream’s general partner. American Midstream expects the acquired system to generate approximately $8 million of EBITDA in 2014, and will be acquired for an aggregate purchase price of $100 million, subject to certain purchase price adjustments to account for capital expenditures incurred by Penn Virginia during the fourth quarter of 2013 and through the acquisition closing date. The acquisition is expected to be accretive to American Midstream’s expected distribution level for 2014, and creates a competitive position in a strategic shale play with fee-based contracts that are not directly subject to commodity price volatility.

Construction and operation of the Penn Virginia system began in 2011 and the system currently has operating capacity of approximately 90 million cubic feet per day (MMcf/d). The system is currently flowing more than 40 MMcf/d between sales volumes and gas lift, with a significant ramp in volumes expected throughout 2014 and thereafter.  Production gathered by the system is compressed and delivered to a third-party for processing or redelivered to Penn Virginia for gas lift.  Penn Virginia is operating six to seven rigs on the system with nearly 900 remaining drilling locations in the acreage dedicated to American Midstream, and volumes are expected to triple from current operating levels by mid 2015.

American Midstream anticipates investing between $60 million and $70 million over the next five years, including the capital expenditures associated with the purchase price adjustment, to expand the system to accommodate Penn Virginia’s drilling program, and anticipates EBITDA will increase over the same period of time to approximately $25 million in 2018.

“We are excited to be working with Penn Virginia in the prolific oily window of the Eagle Ford shale,” stated Steve Bergstrom, Executive Chairman, President and Chief Executive Officer.  “The gathering system is located in an area of the Eagle Ford that is a primary investment focus for Penn Virginia.  As such, we believe there are opportunities for significant midstream infrastructure growth, which we expect will lower the acquisition multiple by several hundred basis points over the next several years.  Moreover, the long-term, fee-based gathering agreement increases our percentage of fee-based gross margin to more than 70 percent on a pro-forma, run-rate basis.  When combined with the system that our general partner is developing in Gonzales County and stated it intends to drop down to American Midstream, we are developing a sizable midstream presence in the Eagle Ford.”

“The Penn Virginia acquisition is expected to be accretive on a distributable cash flow per unit basis and provide access to significant organic growth opportunities, including oil gathering and water treating, disposal, and distribution,” continued Mr. Bergstrom. “Due to the increase in adjusted EBITDA and distributable cash flow that we expect from the Penn Virginia acquisition, management intends to recommend to the board of directors an increase in the quarterly distribution of approximately two percent beginning with the distribution for the third quarter 2014, in addition to our intent to recommend to the board an approximate two percent increase for the first quarter 2014 distribution associated with the recently closed Blackwater acquisition.  Looking forward, we believe the Penn Virginia acquisition reflects our ongoing commitment to drive long-term, sustainable growth at American Midstream.”

The transaction is expected to close in January 2014, and the closing is subject to financing and other customary closing conditions.

Updated 2014 Adjusted EBITDA, DCF and Capital Expenditure Forecast

American Midstream updated its 2014 forecast to account for the acquisition of the Penn Virginia gathering system.  2014 Adjusted EBITDA is now forecasted in a range of $41million to $44 million and distributable cash flow, or DCF, is forecasted in a range of $21 million to $24 million.  Growth capital expenditures in 2014, which exclude maintenance capital, are forecasted to be in a range of $55 million to $60 million, of which approximately $30 million is associated with the Penn Virginia system.

About American Midstream Partners, LP

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of a potential acquisition, operational volumetrics and improvements, growth projects, cash flows, expected Adjusted EBITDA, DCF and capital expenditures and an expected recommendation to increase distribution levels. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “potential,” and similar terms and phrases to identify forward-looking statements in this press release.  Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors, which are described in greater detail in our filings with the SEC. The closing of the Penn Virginia acquisition is subject to conditions beyond our control.  Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed on April 16, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed on November 13, 2013. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

Non-GAAP Financial Measures

This press release includes forecasted non-GAAP financial measures, including “Adjusted EBITDA” and “Distributable Cash Flow.” The GAAP measure most directly comparable to adjusted EBITDA and Distributable Cash Flow is net income (loss).

Adjusted EBITDA is calculated as net income (loss) attributable to the partnership plus interest expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring including debt issuance costs, transaction costs, and losses on the impairment of property, plant and equipment, less interest income, unrealized gains on commodity derivative contracts, construction, operating and maintenance agreement (COMA) income, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring such as the benefit of our other post-employment benefit plan (OPEB), gains on the sale of assets, and gains on the involuntary conversion of property, plant and equipment.

Distributable cash flow is calculated as Adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units.

This press release also contains the non-GAAP financial measure “EBITDA” related to the acquisition of the Penn Virginia gathering system. The GAAP measure most directly comparable to EBITDA is net income (loss).  The estimated 2014 EBITDA of $8 million related to the Penn Virginia gathering system is based on forecasted volume throughput on the gathering system, gathering and compression fees as stated in the Construction and Field Gathering Agreement that American Midstream will execute with Penn Virginia upon closing the acquisition, and estimated costs required to operate the gathering system.